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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 11, 1997





                              P&F Industries, Inc.
               (Exact name of registrant as specified in charter)


   Delaware                       1-5332                       22-1657413
(State or other               (Commission File                (IRS Employer
jurisdiction of                   Number)                  Identification No.)
incorporation)



300 Smith Street, Farmingdale, New York                         11735
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code:
(516) 694-1800





                                [Not Applicable]
          (Former name or former address, if changed from last report)



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Item 5.  Other Events

         As of April 11, 1997, the Company amended the Rights Agreement, dated as of August 23, 1994, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), by entering into the Amendment to Rights Agreement (the "Amendment"). The Amendment amends the definition of "Acquiring Person" (as defined in the Rights Agreement) to revise the circumstances under which Richard A. Horowitz and Sidney Horowitz and their respective affiliates would become Acquiring Persons under the Rights Agreement. The Amendment provides that (i) if Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates shall become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, each of them shall be then deemed to be an "Acquiring Person" and (ii) if Richard A. Horowitz or his Associates (including Sidney Horowitz) or Affiliates shall become the Beneficial Owner of 46% or more of the shares of Common Stock then outstanding (the "RAH Trigger Amount"), then each of them shall be deemed to be an "Acquiring Person", except that Richard A. Horowitz and his Associates (other than Sidney Horowitz) and Affiliates shall not be deemed to be an "Acquiring Person" as a result of being the Beneficial Owner of shares of Common Stock in excess of the RAH Trigger Amount solely because Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates are deemed to be an Acquiring Person. Capitalized terms used but not defined herein shall have the meaning set forth in the Amendment and the Rights Agreement.



Item 7.  Financial Statements and Exhibits

         (c)  Exhibits:

                  4.1 Amendment to Rights Agreement, dated as of April 11, 1997, between the Registrant and American Stock Transfer & Trust Corporation.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            P&F INDUSTRIES, INC.,
                                            Registrant


                                            By:/s/ Leon D. Feldman
                                            Name: Leon D. Feldman
                                            Title: Executive Vice President

Dated:  April 11, 1997







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                                  EXHIBIT INDEX

Exhibit

4.1 Amendment to Rights Agreement, dated as of April 11, 1997, between the Company and American Stock Transfer & Trust Company.